Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

RELEASE

NRG Energy, Inc. Announces Redemption of
Its Outstanding 8.25% Senior Notes Due 2020 and Partial Redemption of Its Outstanding 7.875% Senior Notes Due 2021

PRINCETON, NJ; Aug. 2, 2016—NRG Energy, Inc. (NYSE: NRG) today announced that it gave the required notice under the respective governing indentures to redeem for cash all of its outstanding 8.25% Senior Notes due 2020 (the “2020 Notes”) and $489.9 million aggregate principal amount of 7.875% Senior Notes due 2021 (the “2021 Notes”) on September 1, 2016 (the “Redemption Date”).  The redemption price for the 2020 Notes will be 102.750% of the principal amount of the 2020 Notes, plus accrued and unpaid interest to the Redemption Date. The redemption price for the 2021 Notes will be 103.938% of the principal amount of the 2021 Notes, plus accrued and unpaid interest to the Redemption Date.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the 2020 Notes or the 2021 Notes.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Kevin L. Cole
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527